UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/28/2011

First State Bancorporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12487

New Mexico	85-0366665
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7900 Jefferson NE
Albuquerque, NM 87109
(Address of principal executive offices, including zip code)

505-241-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.    Bankruptcy or Receivership

On January 28, 2011, First State Bancorporation (FSNM.PK) announced that its subsidiary bank, First Community Bank, was closed by the New Mexico Financial Institutions Division, and the Federal Deposit Insurance Corporation (FDIC) was appointed as receiver. First State Bancorporation (the "Company") is no longer the parent company of First Community Bank (the "Bank").

In a virtually simultaneous transaction, U.S. Bank, National Association, assumed the operations and all of the deposits, and purchased essentially all of the assets of the Bank in a transaction facilitated by the FDIC and will continue to operate the Bank, according to an FDIC news release. Customers of the bank can expect all banking services and activities such as check clearing, ATM access, online banking access and others to continue uninterrupted. Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC's web site located at http://www.fdic.gov/bank/individual/failed/firstcomm_nm.html, or call the FDIC toll-free at 1-800-405-8124.

As a result of the Bank's receivership, it is highly likely that the Company will be required to cease operations. The Bank was the Company's largest asset and therefore we believe it is unlikely that any distribution of assets will be available to our shareholders or subordinated debt holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First State Bancorporation

Date: February 01, 2011	By:	/s/ Christopher C. Spencer
Christopher C. Spencer
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated January 28, 2011